Exhibit 10.13

MAC-GRAY CORPORATION

2008 DIRECTOR COMPENSATION ARRANGEMENTS

The following summarizes the compensation arrangements established between Mac-Gray Corporation (the “Company”) and its directors to be effective as of July 1, 2008:

Directors who are also employees of the Company do not receive compensation for their services on the Board or any committee thereof.  Each director who is not an employee of the Company receives:

•                  An annual fee of $30,000, paid in quarterly installments, 50% of which is paid in shares of common stock and the balance of which, at the discretion of the director, is paid in cash, shares of common stock or any combination thereof; and

•                  An additional fee of $1,600 for each Board meeting attended in person and $500 per meeting attended by teleconference.

Committee members receive $1,600 per meeting of the Compensation Committee or the Audit Committee, and $1,300 per meeting of the Governance and Nominating Committee.  Committee members receive $300 per meeting attended by teleconference.  In addition, the Chairman of each of the Compensation Committee and the Audit Committee is paid $8,000 per year, and the Chairman of the Governance and Nominating Committee receives $5,500 per year.

Each newly elected non-employee director receives an option to purchase 5,000 shares of common stock on the fifth business day after his or her election to the Board, and each non-employee director who is serving as a director on the fifth business day after each annual meeting of stockholders automatically receives an option to purchase 7,500 shares of common stock valued at $60,000.  All of such options granted to non-employee directors are fully exercisable upon grant at an exercise price equal to the fair market value of the common stock on the date of the grant and terminate upon the tenth anniversary of the date of grant.  All directors are reimbursed for significant travel expenses, if any, incurred in attending meetings of the Board and its committees.